Exhibit 99.1

Wayside Technology Group, Inc. Reports 2014 Second Quarter Results

and Declares Quarterly Dividend

Q2 2014:
Revenue:	$84.4 million
Income from operations:	$2.2 million
Net income:	$1.5 million
Diluted earnings per share:	$0.31 per share

Dividend declared - $0.17 per share

SHREWSBURY, NJ, July 24, 2014 – Wayside Technology Group, Inc. (NASDAQ: WSTG) today announced financial results for the second quarter ended June 30, 2014.  The results will be discussed in a conference call to be held on Friday, July 25, 2014 at 10:00 a.m. EST.  The dial-in telephone number is (866) 846-7864 and the pass code is “WSTG.”  This conference call will be webcast by NASDAQ OMX and can be accessed at Wayside Technology’s Web site at www.waysidetechnology.com/earnings-call.

“I am pleased to report solid financial results for Q2 2014. Overall, revenue increased 14% and gross profit increased 3% over the same period last year,” said Simon F. Nynens, Chairman and Chief Executive Officer.

Cash and long term receivables amounted to $25.1 million, representing 66% of equity as of June 30, 2014. Working capital amounted to $27.2 million, representing 71% of equity as of June 30, 2014.

Net sales for the second quarter ended June 30, 2014 increased 14% or $10.3 million to $84.4 million compared to $74.1 million for the same period in 2013. Total sales for the second quarter of 2014 for our Lifeboat Distribution segment were $70.0 million compared to $61.2 million in the second quarter of 2013, representing an increase of $8.8 million or 14%. Total sales for the second quarter of 2014 for our TechXtend segment were $14.4 million compared to $12.9 million in the second quarter of 2013, representing an increase of $1.5 million or 12%.

The 14% increase in net sales for the Lifeboat Distribution segment was mainly a result of the strengthening of our account penetration, our continued focus on the expanding virtual infrastructure-centric business and the addition of several key product lines. The 12% increase in net sales in the TechXtend segment was primarily due an increase in extended payment terms sales transactions as compared to the second quarter ended June 30, 2013.

Gross Profit for the second quarter ended June 30, 2014 was $6.1 million, a 3% increase as compared to $6.0 million for the second quarter of 2013. Gross profit for our Lifeboat segment in the second quarter of 2014 was $4.6 million compared to $4.5 million for the second quarter of 2013, representing a 2% increase. Gross profit for our TechXtend segment of $1.5 million in the second quarter of 2014 was essentially flat as compared to the second quarter of 2013.

Gross profit margin (gross profit as a percentage of net sales) for the second quarter ended June 30, 2014 was 7.3% compared to 8.1% for the second quarter of 2013. Gross profit margin for the six months ended June 30, 2014 was 7.5% compared to 8.1% in the same period in 2013. Gross profit margin for our Lifeboat segment for the second quarter of 2014 was 6.6% compared to 7.4% for the second quarter of 2013. The decrease in gross profit margin for the Lifeboat Distribution segment was primarily caused by competitive pricing pressure. Gross profit margin for our TechXtend segment for the second quarter of 2014 was 10.6% compared to 11.3% for the second quarter of 2013.  The decrease in gross profit margin for the TechXtend segment was primarily caused by the increase in larger extended payment term sales transactions which typically carry lower margins.

The Company monitors gross profits and gross profit margins carefully.  Price competition in our market persisted in 2014. We anticipate that margins, as well as discounts and rebates, will continue to be under pressure in the near future.

Total selling, general, and administrative (“SG&A”) expenses for the second quarter of 2014 were $4.0 million compared to $3.8 million for the second quarter of 2013.

For the three months ended June 30, 2014, the Company recorded a provision for income taxes of $839,000 or 36.1% of income, compared to $773,000 or 33.4% of income for the same period in 2013.

Net income and diluted earnings per share for the second quarter of 2014 were $1.5 million and $0.31, respectively, compared to $1.5 million and $0.34, respectively, for the second quarter of 2013.

On July 22, 2014, the Board of Directors declared a quarterly dividend of $.17 per share of its common stock payable August 15, 2014 to shareholders of record on August 6, 2014.

About Wayside Technology Group, Inc.

Wayside Technology Group, Inc. (NASDAQ: WSTG) was founded in 1982 and is a unified and integrated technology company providing products and solutions for corporate resellers, VARs, and developers as well as business, government and educational entities. The company offers technology products from software publishers and manufacturers including Acronis, Bluebeam Software, CA Technologies, Datawatch, Dell/Dell Software, Flexera Software, Hewlett Packard, Infragistics, Intel Software, JetBrains, Lenovo, Microsoft, Mindjet, Samsung, SAP/Sybase, SmartBear, SolarWinds, Sophos, StorageCraft Technology, TechSmith, Telerik, Unitrends, Veeam Software and VMware.

Additional information can be found by visiting www.waysidetechnology.com

The statements in this release concerning the Company’s future prospects are forward-looking statements that involve certain risks and uncertainties. Such risks and uncertainties could cause actual results to differ materially from those indicated by such forward-looking statements, and include, without limitation, the continued acceptance of the Company’s distribution channel by vendors and customers, the timely availability and acceptance of new products, product mix, market conditions, contribution of key vendor relationships and support programs, as well as factors that affect the software industry in general and other factors. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in our filings with the Securities and Exchange Commission. Except as otherwise required by law, the Company undertakes no obligation to update or revise these forward-looking statements.

—Tables Follow —

Investor Relations Contact:

Kevin Scull, Vice President Accounting

Wayside Technology Group, Inc.

(732) 389-0932

kevin.scull@waysidetechnology.com

WAYSIDE TECHNOLOGY GROUP, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (Amounts in thousands, except share and per share amounts)
	June 30,	December 31,
	2014	2013
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$14,716	$19,609
Accounts receivable, net	57,585	60,796
Inventory, net	1,221	1,315
Prepaid expenses and other current assets	974	2,117
Deferred income taxes	236	218
Total current assets	74,732	84,055
Equipment and leasehold improvements, net	328	324
Accounts receivable long-term	10,411	10,006
Other assets	162	159
Deferred income taxes	216	216
Total assets	$85,849	$94,760

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued expenses	$47,493	$60,039
Total current liabilities	47,493	60,039
Commitments and contingencies

Stockholders’ equity
Common stock, $.01 par value; 10,000,000 shares authorized, 5,284,500 shares issued, and 4,873,507 and 4,653,293 shares outstanding , respectively	53	53
Additional paid-in capital	30,488	28,791
Treasury stock, at cost, 410,993 and 631,207 shares, respectively	(5,965)	(7,017)
Retained earnings	13,645	12,695
Accumulated other comprehensive income	135	199
Total stockholders’ equity	38,356	34,721
Total liabilities and stockholders’ equity	$85,849	$94,760

WAYSIDE TECHNOLOGY GROUP, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (In thousands, except per share data)
	Six months ended		Three months ended
	June 30,		June 30,
	2014	2013	2014	2013
	(Unaudited)		(Unaudited)
Revenues
Lifeboat segment	$129,237	$115,078	$69,979	$61,209
TechXtend segment	26,892	24,997	14,420	12,886
Total Revenue	156,129	140,075	84,399	74,095

Cost of sales
Lifeboat segment	120,509	106,794	65,367	56,698
TechXtend segment	23,943	22,003	12,893	11,432
Total Cost of sales	144,452	128,797	78,260	68,130

Gross Profit	11,677	11,278	6,139	5,965

Operating expenses
Selling costs	4,074	4,004	2,049	2,010
Stock based compensation	575	551	252	280
Other general and administrative expenses	3,353	3,176	1,656	1,524
Total Selling, general and administrative expenses	8,002	7,731	3,957	3,814

Income from operations	3,675	3,547	2,182	2,151

Interest income, net	255	276	132	146
Foreign currency transaction (loss) gain	(4)	21	8	16
Income before income tax provision	3,926	3,844	2,322	2,313
Provision for income taxes	1,384	1,284	839	773

Net income	$2,542	$2,560	$1,483	$1,540

Net income per common share - Basic	$0.55	$0.57	$0.32	$0.35
Net income per common share - Diluted	$0.54	$0.56	$0.31	$0.34

Weighted average common shares outstanding - Basic	4,601	4,464	4,664	4,451
Weighted average common shares outstanding - Diluted	4,665	4,578	4,719	4,557